Exhibit 99.1

	Contacts:	Maureen Byrne
Roche
(973) 562-2203
maureen.byrne@roche.com
News Release
Jonathan M. Nugent
BioCryst Pharmaceuticals, Inc.
(205) 444-4633
jnugent@biocryst.com
Roche and BioCryst Collaborate on Clinical Compound BCX-4208 for Transplantation and Autoimmune Diseases
     Nutley, N.J. and Birmingham, Alabama — November 30, 2005 — Roche and BioCryst Pharmaceuticals, Inc. (Nasdaq: BCRX) today announced an exclusive license to develop and commercialize BioCryst’s phase I compound, BCX-4208, for the prevention of acute rejection in transplantation and for the treatment of autoimmune diseases. BCX-4208 is a transition-state purine nucleoside phosphorylase (PNP) inhibitor believed to have a potent ability to modulate T-cell activity. T-cells help the body determine when to initiate immune responses and when to accept or reject newly transplanted organs. By specifically modulating T-cell activity, BCX-4208 may offer transplant and autoimmune patients a more efficacious and tolerable treatment option.
     “We are extremely pleased to enter into this agreement with Roche, a leader in the transplant and autoimmune disease markets,” stated Charles E. Bugg, Ph.D., BioCryst’s Chairman and CEO. “This collaboration not only produces a substantial strategic and economic benefit to BioCryst, it also provides all of the essential elements for the rapid, comprehensive and competitive development of BCX-4208.”
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     “BioCryst’s BCX-4208 is a promising addition to our pipeline,” said Peter Hug, Roche’s Global Head of Pharma Partnering. “As a new therapeutic agent with a novel mechanism of action, it has the potential to offer significant improvement in treatment for transplant recipients and patients suffering from autoimmune related diseases.”
     Under the terms of the agreement, Roche will obtain worldwide rights to BCX-4208 in exchange for a $25 million up-front payment and a $5 million payment as reimbursement for supply of material during the first 24 months of the collaboration. Future event payments could reach $530 million in addition to royalties on product sales of BCX-4208. For five years, Roche will have a right of first negotiation on existing back-up PNP inhibitors in transplant rejection or autoimmune diseases. BioCryst retains the right to co-promote BCX-4208 in the U.S. for several indications. Any new PNP inhibitor discovered subsequent to this agreement will be exempt from this agreement and BioCryst will retain all rights to such compounds.
     Conference Call
     BioCryst will sponsor a conference call at 8:30 a.m. Eastern Time on Wednesday, November 30, 2005 to discuss today’s news in more detail. This call is open to the public and can be accessed live either over the Internet from the company’s website http://www.biocryst.com or by dialing 1-800-811-7286 (U.S.) or 1-913-981-4902 (international). No passcode is needed for the call.
     About BCX-4208
     BCX-4208, a second generation transition-state analog inhibitor of the enzyme purine nucleoside phosphorylase (PNP), may have the potential to offer greater efficacy and activity in the treatment of autoimmune disease and transplant rejection than currently available therapies.
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BioCryst licensed this compound and other PNP inhibitors from Albert Einstein College of Medicine and Industrial Research Ltd. and will owe sublicense payments to these third parties on the upfront payment, future event payments and royalties received by BioCryst for the sublicense of these inhibitors. In March 2005, BioCryst successfully completed a phase I ascending single oral dose clinical trial consisting of 84 healthy volunteers. The trial had seven dosing cohorts with twelve patients in each cohort. In August 2005, BioCryst initiated a phase Ib trial in healthy volunteers to evaluate the safety, tolerability and pharmacokinetics of multiple oral doses of BCX-4208.
About Transplant Rejection
     The greatest threat to transplant patients is rejection of the transplanted organ by the body’s own immune system. For this reason, transplant recipients must take drugs to suppress the immune response and prevent rejection usually for the rest of their lives. A regimen combining several drugs is usually given and this treatment has to be continued indefinitely. Rejection of the new kidney by the patient’s immune system can lead to loss of the transplanted organ and a return to dialysis for kidney transplant recipients. For heart, lung and liver transplant patients, loss of the transplanted organ presents an immediate threat to life.
About Autoimmune Diseases
     Autoimmune diseases occur when the immune system attacks the body’s own cells rather than invading microorganisms. There are more than 80 clinically distinct autoimmune diseases (i.e. multiple sclerosis, rheumatoid arthritis and some types of diabetes), each affecting the body in different ways. Presentation of these diseases can also vary from patient to patient with the
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same condition, and can lead to organ failure requiring transplantation. Corticosteroids are still the mainstay of treatment for many autoimmune diseases and physicians have to constantly balance the requirement for best possible disease control with the drug related morbidities associated with long term steroid exposure.
About BioCryst
     BioCryst Pharmaceuticals, Inc. designs, optimizes and develops novel drugs that block key enzymes involved in cancer, cardiovascular diseases, autoimmune diseases, and viral infections. BioCryst integrates the necessary disciplines of biology, crystallography, medicinal chemistry and computer modeling to effectively use structure-based drug design to discover and develop small molecule pharmaceuticals. For more information about BioCryst, please visit the company’s web site at http://www.biocryst.com.
Roche as a Partner
     Roche is a valued partner to over 50 companies worldwide. In the past two years, Roche has led the pharmaceutical industry in the number of product deals signed. In 2004, Roche Pharma Partnering brought nine potential products into the company and strengthened Roche’s positions in oncology, virology and primary care. Roche’s alliance strategy is to create a partnering culture where innovation flourishes and the partnership grows.
About Roche
     Founded in 1896 and headquartered in Basel, Switzerland, Roche is one of the world’s leading innovation-driven healthcare groups. Its core businesses are pharmaceuticals and diagnostics. Roche is one of the world’s leaders in diagnostics, pharmaceuticals for cancer, virology and transplantation. As a supplier of products and services for the prevention, diagnosis
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and treatment of disease, the Group contributes on many fronts to improve people’s health and quality of life. Roche employs roughly 65,000 people in 150 countries, including approximately 15,000 in the United States. For further information, please visit the company’s worldwide and U.S. website (Global: www.roche.com and U.S.: www.roche.us).
Conditions
The transaction may be subject to review by Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
Forward-looking statements
These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements.
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